AMENDMENT TO

DOLLAR GENERAL CORPORATION

1998 STOCK INCENTIVE PLAN

(As Amended and Restated effective as of May 31, 2006)

Section 3(c) of the Dollar General Corporation 1998 Stock Incentive Plan (the “Plan”) is amended, effective as of November 28, 2006, to read in its entirety as follows:

(c)

In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, an appropriate substitution or equitable adjustment shall be made in the maximum number of shares that may be awarded under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, in the Performance Goals, in the number of shares underlying Outside Director Options and Outside Director Restricted Units to be granted under Section 8 hereof and in the number of Restricted Units outstanding, in the Section 162(m) Maximum, and in the number of shares subject to other outstanding awards granted under the Plan as shall be determined solely by the Committee, provided that the number of shares subject to any award shall always be a whole number.  An adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.